                                    EXHIBIT B

                                OFFER TO PURCHASE

                     J.P. MORGAN MULTI-STRATEGY FUND, L.L.C.
                            245 Park Avenue, Floor 3
                            New York, New York 10167

                           OFFER TO PURCHASE INTERESTS
                            DATED SEPTEMBER 26, 2007

                         LETTERS OF TRANSMITTAL MUST BE
                              RECEIVED BY PFPC INC.
                         BY THURSDAY, OCTOBER 25, 2007.

                THE OFFER AND CANCELLATION RIGHTS WILL EXPIRE AT
          12:00 MIDNIGHT, NEW YORK TIME, ON THURSDAY, OCTOBER 25, 2007,
                          UNLESS THE OFFER IS EXTENDED

To the Members of
J.P. Morgan Multi-Strategy Fund, L.L.C.:

     J.P. Morgan Multi-Strategy Fund, L.L.C., a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase for cash and/or marketable securities on the terms and conditions set out in this offer to purchase (this "Offer to Purchase") and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the "Offer") an amount of Interests or portions of Interests up to 25% of the net assets of the Fund. The Offer is being made pursuant to tenders by members of the Fund ("Members") at a price equal to the net asset value of the tendered Interests as of December 31, 2007 (or at a later date determined by the Fund if the Offer is extended) (in each case, the "Repurchase Date"), less any Repurchase Fee due to the Fund in connection with the repurchase. As used in the Offer, the term "Interest" or "Interests" refers to the limited liability company interests in the Fund representing beneficial interests in the Fund, and includes all or any portion of a Member's Interest as the context requires. Members that desire to tender an Interest for purchase must do so by 12:00 midnight, New York time on Thursday, October 25, 2007 (the "Initial Notice Due Date"), subject to any extension of the Offer made in the absolute discretion of the Fund's Board of Directors. The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Members to tender an Interest for purchase is called the "Notice Due Date" and is the date upon which the Offer expires. If the Fund elects to extend the tender period, the net asset value of the Interests tendered for purchase will be determined at the close of business on a day determined by the Fund and notified to the Members. The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Amended and Restated Limited Liability Company Agreement dated as of April 1, 2006 (as it may be amended, modified or otherwise supplemented from time to time, the "LLC Agreement").

     Members should realize that the value of the Interests tendered in the Offer likely will change between August 31, 2007 (the last time net asset value was calculated) and the Repurchase Date when the value of the Interests tendered to the Fund for purchase will be determined. Members tendering their Interest should also note that they will remain Members in the Fund, with respect to the Interest tendered and accepted for purchase by the Fund, through the Repurchase Date, when the net asset value of their Interest is calculated. Any tendering Members that wish to obtain the estimated net asset value of their Interests should contact the Tender Offer Administrator at PFPC Inc., the Fund's Administrator, at (302) 791-2810 or at J.P. Morgan Multi-Strategy Fund, L.L.C., c/o PFPC Inc. at P.O. Box 219, Claymont, DE 19703,
Attention: Tender Offer Administrator, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (New York time).

     Members desiring to tender all or any portion of their Interest in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to PFPC Inc. in the manner set out below.

                                    IMPORTANT

     NONE OF THE FUND, ITS MANAGING MEMBER, ITS INVESTMENT MANAGER OR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY MEMBER WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

     BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND, THE FUND'S MANAGING MEMBER, THE INVESTMENT MANAGER, OR ITS BOARD OF DIRECTORS.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

                     J.P. Morgan Multi-Strategy Fund, L.L.C.
                                  c/o PFPC Inc.
                                  P.O. Box 219
                               Claymont, DE 19703
                      Attention: Tender Offer Administrator
                              Phone: (302) 791-2810
                               Fax: (302) 791-3045


                                      (ii)

                                TABLE OF CONTENTS

1.  Summary Term Sheet .....................................................   1
2.  Background and Purpose of the Offer ....................................   3
3.  Offer to Purchase and Price ............................................   4
4.  Amount of Tender .......................................................   4
5.  Procedure for Tenders ..................................................   4
6.  Cancellation Rights ....................................................   5
7.  Purchases and Payment ..................................................   5
8.  Certain Conditions of the Offer ........................................   6
9.  Certain Information About the Fund .....................................   7
10. Certain Federal Income Tax Consequences ................................   8
11. Miscellaneous ..........................................................   8


                                      (iii)

1.   SUMMARY TERM SHEET

     This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

- The Fund (referred to as "we" or the "Fund" in this Summary Term Sheet) is offering to purchase Interests in an amount up to 25% of the net assets of the Fund. We will purchase your Interests at their net asset value (that is, the value of the Fund's total assets minus its total liabilities, including accrued fees and expenses, multiplied by the proportionate interest in the Fund you desire to tender, after giving effect to all allocations, including any performance allocation) calculated as of the Repurchase Date, less any Repurchase Fee (defined below) due to the Fund in connection with the repurchase. The net asset value of Interests will be calculated for this purpose as of December 31, 2007 or, if the Offer is extended, as of any later Repurchase Date. The Offer will remain open until 12:00 midnight, New York time, on October 25, 2007 (or if the Offer is extended, until any later Notice Due Date), at which time the Offer is scheduled to expire.

- The Fund reserves the right to adjust the Repurchase Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Interests during the Fund's audit for the fiscal year ending on March 31, 2008, which the Fund expects will be completed within 60 days of such fiscal year-end, and that net asset value will be used to determine the final amount paid for tendered Interests.

- A Member may tender its entire Interest or a portion of its Interest. In addition to those circumstances described in Section 8 in which the Fund is not required to accept tendered Interests, if a Member tenders a portion of its Interest in an amount that would cause the Member's capital account to fall below the required minimum account balance of $50,000, Ehrlich Associates, L.L.C., the Fund's Managing Member, reserves the right to reduce the amount to be repurchased from the Member so that the required minimum balance is maintained or to repurchase the remainder of the Member's Interest in the Fund. See Section 4.

- If you tender your Interest and we purchase that Interest, we will issue you a non-interest bearing, non-transferable promissory note (the "Note") entitling you to an amount equal to the net asset value of the Interest tendered (valued in accordance with the LLC Agreement) determined as of December 31, 2007 (or if the Offer is extended, the net asset value determined on the Repurchase Date), less any Repurchase Fee due to the Fund in connection with the repurchase. A "Repurchase Fee" of 1.5% of the tendered Interest will be charged by the Fund on any repurchase of an Interest from a Member at any time prior to the day immediately preceding the one-year anniversary of the Member's purchase of the Interest. Partial Interests will be repurchased on a "first in-first out" basis (i.e., the portion of the Interest repurchased will be deemed to have been taken from the earliest capital contribution made by such Member (adjusted for subsequent appreciation and depreciation) until that capital contribution is decreased to zero, and then from each subsequent capital contribution made by such Member (as adjusted) until such capital contribution is decreased to zero.

- The Note will entitle you to an initial payment in cash and/or marketable securities (valued according to the LLC Agreement) equal to at least 95% of the unaudited net asset value of the Interest, less any Repurchase Fee due to the Fund in connection with the repurchase (the "Initial Payment"). The Initial Payment will be paid to you on or before the later of (1) 30 days after the Repurchase Date or, (2) if the Fund has requested withdrawals of its capital from any investment funds in which the Fund invests in order to fund the purchase of Interests, ten business days after the Fund has received at least 95% of the aggregate amount withdrawn from such investment funds.

- The Note will also entitle the Member to receive a contingent payment (the "Post-Audit Payment") equal to the excess, if any, of (1) the net asset value of the Interest tendered and purchased as of the Repurchase Date (as it may be adjusted based upon the next annual audit of the Fund's financial statements), less any Repurchase Fee due to the Fund in connection with the Repurchase, over (2) the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund's next annual audit. The Note will be held by PFPC Inc. (referred to herein as "PFPC" or the "Administrator") on your behalf. Upon a written request by you to PFPC, PFPC will mail the Note to you at the address for you as maintained in the books and records of the Fund. See Section 7.

- If we accept the tender of your Interest, we will pay you the proceeds from one or more of the following sources: cash on hand, proceeds from the sale of securities held by the Fund, withdrawal proceeds from investment funds in which the Fund invests, borrowings, or marketable securities (in the case of any distributions in-kind). Although the Fund has retained the option to pay all or a portion of the purchase amount by distributing marketable securities, the purchase amount will be paid entirely in cash, except in the unlikely event that the Managing Member determines that the distribution of securities is necessary to avoid or mitigate any material adverse effect of the Offer on the Fund or on the Members not tendering their Interests. See Section 7.

- If you desire to tender an Interest for purchase, you must do so by 12:00 midnight, New York time, on October 25, 2007 (or if the Offer is extended, by any later Notice Due Date), at which time the Offer is scheduled to expire. Until that time, you have the right to change your mind and cancel any tenders of your Interest. Once cancelled, Interests may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of an Interest on or prior to November 26, 2007 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to cancel the tender of your Interest after such date. See Section 6.

- If you would like us to purchase your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with the Offer, to J.P. Morgan Multi-Strategy Fund, L.L.C., c/o PFPC Inc., P.O. Box 219, Claymont, DE 19703, Attention: Tender Offer Administrator; or (ii) fax it to PFPC at (302) 791-3045, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, New York time, on Thursday, October 25, 2007. IF YOU CHOOSE TO FAX THE LETTER OF TRANSMITTAL, YOU MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO PFPC PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL, IF FAXED, DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 12:00 MIDNIGHT, NEW YORK TIME, ON THURSDAY, OCTOBER 25, 2007). See Section 5. The value of your Interests may change between August 31, 2007 (the last time net asset value was calculated) and the Repurchase Date when the value of the Interests being purchased will be determined. See Section 3.

- As of August 31, 2007, the net asset value of the Fund was $161,624,684.78. If you would like to obtain the estimated net asset value of your Interest, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Tender Offer Administrator at PFPC at (302) 791-2810 or at the address listed on the cover page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (New York time). See Section 3.

2.   BACKGROUND AND PURPOSE OF THE OFFER.

     The purpose of the Offer is to provide liquidity to the Members that hold Interests in the Fund, as contemplated by and in accordance with the procedures set out in the Fund's confidential Private Placement Memorandum dated June 7, 2004 (as it may be amended, modified or otherwise supplemented from time to time, the "Private Placement Memorandum"), and the LLC Agreement. The Private Placement Memorandum and the LLC Agreement, each of which was provided to each Member in advance of subscribing for Interests, provide that the board of directors of the Fund (the "Board of Directors") has the discretion to determine whether the Fund will purchase Interests from time to time from Members pursuant to written tenders, and that one of the factors the Board of Directors will consider in making such determination is the recommendations of the Managing Member and the Investment Manager. The Private Placement Memorandum also states that Ehrlich Associates, L.L.C., the Managing Member of the Fund, and the Investment Manager expect that they will recommend to the Board of Directors that the Fund offer to repurchase Interests from Members quarterly each year, effective as of the last day of March, June, September and December.

     Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Managing Member, the Board of Directors has determined to cause the Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Private Placement Memorandum and the LLC Agreement and the recommendations of the Managing Member and the Investment Manager. While the Managing Member and the Investment Manager intend to recommend to the Board of Directors that the Fund offer to repurchase Interests, or portions of them, on a quarterly basis each year, the Board of Directors is under no obligation to follow such recommendations.

     The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Interests. Members that retain their Interests may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. The Fund believes, however, that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members from time to time. Payment for Interests purchased pursuant to the Offer may also require the Fund to liquidate portfolio holdings earlier than the Investment Manager would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses.

     Interests that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Interests from time to time in transactions not involving any public offering, conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, in accordance with the Private Placement Memorandum. The Fund currently expects that it will accept subscriptions for Interests as of the first day of each month, but is under no obligation to do so, and may do so more frequently as determined by the Managing Member.

     The tender of an Interest by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Interest is purchased. You should also realize that although the Offer is scheduled to expire on October 25, 2007 (unless it is extended), you remain a Member of the Fund with respect to the Interest you tendered that is accepted for purchase by the Fund through the Repurchase Date.

3.   OFFER TO PURCHASE AND PRICE.

     The Fund will, on the terms and subject to the conditions of the Offer, purchase an amount of Interests up to 25% of the Fund's net assets that are tendered by Members by 12:00 midnight, New York time, on Thursday, October 25, 2007 (or if the Offer is extended, by any later Notice Due Date), and not cancelled (as provided in Section 6 below) prior to the Notice Due Date. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The value of the Interests tendered for purchase will be their net asset value as of December 31, 2007 or, if the Offer is extended, as of any later Repurchase Date, payable as set out in Section 7. The determination of the net asset value of Interests as of the Repurchase Date is subject to adjustment based upon the results of the next annual audit of the Fund's financial statements.

4.   AMOUNT OF TENDER.

     Subject to the limitations set out below, a Member may tender its entire Interest or a portion of its Interest. If a Member tenders a portion of its Interest in an amount that would cause the Member's capital account to fall below the required minimum account balance of $50,000, the Managing Member reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained or to purchase the Member's entire Interest in the Fund. The Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Interests being tendered.

     If the amount of Interests that are properly tendered pursuant to the Offer and not cancelled pursuant to Section 6 below is less than or equal to 25% of the Fund's net assets (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If Interests in excess of 25% of the Fund's net assets are duly tendered to the Fund prior to the Notice Due Date and not cancelled prior to the Notice Due Date pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered prior to the Notice Due Date and not cancelled prior to the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in other circumstances described in Section 8 below.

5.   PROCEDURE FOR TENDERS.

     Members wishing to tender Interests pursuant to this Offer to Purchase should send or deliver by October 25, 2007 (or if the Offer is extended, by any later Notice Due Date) a completed and executed Letter of Transmittal to PFPC, to the attention of the Tender Offer Administrator, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to PFPC, also to the attention of the Tender Offer Administrator, at the fax number set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by PFPC, either by mail or by fax, no later than 12:00 midnight, New York time, on Thursday, October 25, 2007 (or if the Offer is extended, no later than any later Notice Due Date).

     The Fund recommends that all documents be submitted to PFPC via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Letter of Transmittal to PFPC must also send or deliver the original completed and executed Letter of Transmittal to PFPC promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact PFPC at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest, including, but not limited to, the failure of PFPC to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Managing Member, the Investment Manager or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.   CANCELLATION RIGHTS.

     Until the Notice Due Date, Members have the right to change their minds and cancel any tenders of their Interests. Once cancelled, Interests may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, if the Fund has not yet accepted a Member's tender of an Interest on or prior to November 26, 2007 (i.e., the date 40 business days from the commencement of the Offer), a Member will also have the right to cancel its tender of its Interest after such date. To be effective, any notice of cancellation of tender must be timely received by PFPC at the address or fax number set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of cancellation of tender will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Interests properly cancelled will not thereafter be deemed to be tendered for purposes of the Offer.

7.   PURCHASES AND PAYMENT.

     For purposes of the Offer, the Fund will be deemed to have accepted Interests that are tendered if and when it gives written notice to the tendering Member of its election to purchase such Interest. As stated in Section 3 above, the amount offered for the Interests tendered by Members will be the net asset value thereof as of December 31, 2007, or if the Offer is extended, as of any later Repurchase Date. The net asset value will be determined after all allocations to capital accounts of the Members required to be made by the LLC Agreement have been made, including any Repurchase Fee due to the Fund in connection with the repurchase and any performance allocation. The Fund will not pay interest on the purchase amount.

     For Members that tender Interests that are accepted for purchase, payment of the purchase amount will consist of the Note, a non-interest-bearing non-transferable promissory note. The Note will entitle the Member to receive the Initial Payment in an amount equal to at least 95% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, determined as of the Repurchase Date, less any Repurchase Fee due to the Fund in connection with the repurchase. Payment of this amount will be made on or before the later of (1) 30 days after the Repurchase Date or (2) if the Fund has requested withdrawals of its capital from any investment funds in which the Fund invests in order to fund the purchase of Interests, ten business days after the Fund has received at least 95% of the aggregate amount withdrawn from such investment funds. The Note will also entitle the Member to receive a contingent payment (the "Post-Audit Payment") equal to the excess, if any, of (1) the net asset value of the Interest tendered and purchased as of the Repurchase Date (as it may be adjusted based upon the next annual audit of the Fund's financial statements), less any Repurchase Fee due to the Fund in connection with the repurchase over (2) the Initial

Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund's next annual audit. It is anticipated that the annual audit of the Fund's financial statements will be completed no later than 60 days after the fiscal year-end of the Fund.

     The Note pursuant to which a tendering Member will receive the Initial Payment and Post-Audit Payment (together, the "Cash Payment") will be held by PFPC on behalf of the tendering Member. Upon a written request by a Member to PFPC, PFPC will mail the Note to the Member at the address of the Member as maintained in the books and records of the Fund. Any Cash Payment due pursuant to the Note will be made by wire transfer directly to the tendering Member to an account designated by the Member in the Letter of Transmittal.

     The Fund will make payment for Interests it purchases pursuant to the Offer from one or more of the following sources: cash on hand, proceeds from the sale of securities held by the Fund, withdrawal proceeds from investment funds in which the Fund invests, borrowings, or marketable securities (in the case of any distributions in-kind). Upon its acceptance of tendered Interests for repurchase, the Fund will maintain daily, as an entry on its books, a distinct account consisting of (1) cash, (2) liquid securities, or (3) interests in specific investment funds in which the Fund invests (or any combination of them), in an amount equal to the aggregate estimated unpaid dollar amount of any Note, as described above. None of the Fund, the Board of Directors, the Managing Member, or the Investment Manager have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Interests, subject to compliance with applicable law, through borrowings. If the Fund funds any portion of the purchase amount in that manner, it will deposit assets in a special custody account with its custodian, PFPC Trust Company, to serve as collateral for any amounts so borrowed, and if the Fund were to fail to repay any such amounts, the lender would be entitled to satisfy the Fund's obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by existing and/or new Members, withdrawal of capital from the investment funds in which it invests or from the proceeds of the sale of securities held by the Fund.

     Although the Fund has retained the option to pay all or a portion of the purchase amount by distributing marketable securities, the purchase amount will be paid entirely in cash, except in the unlikely event that the Managing Member determines that the distribution of securities is necessary to avoid or mitigate any material adverse effect of the Offer on the Fund or on the Members not tendering their Interests. There are costs and risks associated with the receipt of marketable securities in exchange for a Member's Interest. For example, a Member may incur brokerage charges and other selling expenses when it sells its marketable securities, and the proceeds of any such sale of securities may be less than the cash value of a Member's Interest as of the Repurchase Date. In the event any payment for the Interest tendered hereby is in the form of marketable securities, an arrangement for delivery of such securities will be made by the Managing Member and notified to the Member.

8.   CERTAIN CONDITIONS OF THE OFFER.

     In the absolute discretion of the Board of Directors, the Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. In the event that the Fund elects to extend the tender period, the net asset value of the Interests tendered for purchase will be determined as of the later Repurchase Date. During any such extension, all Interests previously tendered and not cancelled will remain subject to the Offer. The Fund also reserves the right at any time and from time to time up to and including acceptance of tenders pursuant to the Offer: (a) to cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) to amend the Offer; and (c)


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

to postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

     The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Directors, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; (c) the Board of Directors determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer; or (d) for any other periods that the Securities and Exchange Commission permits by order for the protection of Members.

9.   CERTAIN INFORMATION ABOUT THE FUND.

     The Fund is registered under the Investment Company Act of 1940 (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is organized as a Delaware limited liability company. Subscriptions for Interests of the Fund were first accepted for investment as of August 1, 2004. The principal office of the Fund is located at 245 Park Avenue, Floor 3, New York, New York 10167 and the telephone number is (212) 648-1953. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

     Mr. Okerman resigned as Director effective February 27, 2007. The Fund plans to fill that vacancy by appointing a director who is not an interested person. This appointment will not require, and the Fund does not currently plan, an election of the director by the Fund's Members. None of the Fund, the Managing Member, the Investment Manager or the Board of Directors has any plans or proposals that relate to or would result in: (1) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Managing Member), or the disposition of Interests (other than through periodic purchase offers, including the Offer); (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change, other than the change described at the beginning of this paragraph, in the present Board of Directors or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Directors, or to fill any existing vacancy on the Board of Directors, except as described at the beginning of this paragraph, or to change any material term of the employment contract of any executive officer; (5) a purchase, sale or transfer of a material amount of assets of the Fund (other than in connection with the ordinary portfolio transactions of the Fund or as the Board of Directors determines may be necessary or appropriate to fund all or a portion of the purchase amount for Interests acquired pursuant to the Offer); (6) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund.

     There have been no transactions involving Interests that were effected during the past 60 days by the Fund, the Managing Member, the Investment Manager, any member of the Board of Directors or any person controlling the Fund, the Managing Member or the Investment Manager.

10.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund for cash pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

     In general, a Member from which an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in such Member's Interest. A Member's basis in such Member's Interest will be reduced (but not below zero) by the amount of consideration received by the Member from the Fund in connection with the purchase of such Interest. A Member's basis in such Member's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Interest. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Interest is taxable as capital gain or ordinary income, depending on the circumstances. If the Fund purchases a Member's entire Interest, the Member may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Member's then adjusted tax basis in such Member's Interest.

11.  MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

     The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer. A free copy of such statement may be obtained by contacting PFPC at the address and telephone number set out on the first page of the Letter of Transmittal or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549.


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